June 30, 2015

General Growth Properties, Inc.
110 N. Wacker Drive
Chicago, IL 60606

Ladies and Gentlemen:

We have acted as special REIT tax counsel to General Growth Properties, Inc. (the “Company”), a Delaware corporation, in connection with the issuance and sale of an indeterminate aggregate amount of securities of the Company, consisting of an indeterminate amount of: (i) debt securities; (ii) preferred stock; (iii) depositary shares representing interests in preferred stock; (iv) common stock; (v) warrants to purchase debt securities, preferred stock, depositary shares or common stock; and (vi) units consisting of one or more debt securities or other securities, including preferred stock, depositary shares, common stock and warrants, or any combination thereof, pursuant to a prospectus dated June 30, 2015 (the “Prospectus”) included in the Company’s Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended. You have requested our opinion regarding the organization and operation of the Company in conformity with the requirements for qualification as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended (the “Code”).
In giving this opinion, we have examined and relied upon originals or copies of the following documents:

▪	the Registration Statement and Prospectus;

▪	the Company’s Annual Report on Form 10-K for the year ended December 31, 2014;

▪	the Company’s 2013 federal income tax return;

▪	the Company’s registration statement on Form S-11 (Registration No. 333-168111) filed by the Company with the U.S. Securities and Exchange Commission (the “Form S-11”);

▪	the Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.3 to the Form S-11;

▪	the Amended and Restated Bylaws of the Company, filed as Exhibit 3.5 to the Form S-11, as amended by that certain Amendment to Amended and Restated Bylaws adopted on February 25, 2011;

▪
a certificate (each an “Officer’s Certificate”) from each of the Company and certain subsidiaries of the Company that have also elected to be taxed as “real estate investment trusts” for federal income tax purposes (each, other than the Company, a

General Growth Properties, Inc.
June 25, 2015

“REIT Subsidiary”), dated on or about the date hereof and executed by a duly appointed officer, setting forth certain factual representations relating to the organization, operations and proposed operations of the Company, the REIT Subsidiaries and their respective subsidiaries; and

▪	such other documents as we have deemed necessary or appropriate for purposes of this opinion.
In connection with the opinions rendered below, we have assumed with your consent that:
1.Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;
2.During its taxable years ended December 31, 2010 through December 31, 2014, the Company, the REIT Subsidiaries and their respective subsidiaries, have operated, and, in subsequent taxable years will operate, in a manner that has caused or will make, as the case may be, the factual representations relating to the ownership, operation, future method of operations, and compliance of the Company and the REIT Subsidiaries with the real estate investment trust (“REIT”) provisions of the Code and the Treasury Regulations (the “Regulations”) thereunder, as in effect as of the date hereof, contained in the Officer’s Certificates, true for such years;
3.Neither the Company nor any REIT Subsidiary will make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT under sections 856-860 of the Code for any taxable year; and
4.No action will be taken by the Company or a REIT Subsidiary after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
In our capacity as special REIT tax counsel to the Company, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of our opinions rendered below. For the purposes of rendering these opinions, we have not made an independent investigation of the facts set forth in any documents delivered to us, including, without limitation, the Officer’s Certificates. We have relied completely upon the Company’s representations that the information presented in such documents accurately reflects all material facts. In the course of our representation of the Company, we have not been made aware of any facts inconsistent with such factual representations. In addition, where such factual representations involve terms defined or used in the Code, the Regulations, published rulings of the Internal Revenue Service or other relevant authority, we have explained such terms to the Company’s representatives and are satisfied that the Company’s representatives understand such terms and are capable of making such factual representations.
Based on the Code, Regulations, documents, assumptions and statements set forth above, the factual representations set forth in the Officer’s Certificates and our review of the discussion in the Prospectus under the heading “Material Federal Income Tax Considerations”, we are of the opinion that:

General Growth Properties, Inc.
June 25, 2015

(a) the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 2010 through December 31, 2014;
(b) the Company’s organization and current and proposed method of operations, if continued, will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2015 and each taxable year thereafter; and
(c) the discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations,” to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is accurate in all material respects.
We will not review on a continuing basis either the Company’s or any REIT Subsidiary’s compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.
The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof and published court decisions and assume that none of these will change. No assurance, however, can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.
The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. You must judge for yourselves whether the matters addressed in this opinion letter are sufficient for your purposes. This letter speaks only of this date, and we undertake no obligation to update the opinions expressed herein after the date of this letter.
We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to Arnold & Porter LLP in the Registration Statement. In giving this consent, we do not acknowledge that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the U.S. Securities and Exchange Commission.
Very truly yours,

/s/ Arnold & Porter LLP

ARNOLD & PORTER LLP